Exhibit 10.9

DATED	21 December	2017

FARFETCH UK LIMITED

AND

DCN CONSULTANCY SERVICES LIMITED

and

DANIELA CECILIO

CONSULTANCY AGREEMENT

5 New Street Square | London EC4A 3TW

Tel +44 (0)20 7300 7000

Fax +44 (0)20 7300 7100

DX 41 London

www.taylorwessing.com

THIS AGREEMENT is made the 21 day of December 2017

BETWEEN

(1)	FARFETCH UK LIMITED, whose company number is 06400760 and whose registered office is at The Bower, 211 Old Street, London, England, EC1V 9NR (the “Company”);

(2)	DCN CONSULTANCY SERVICES LIMITED, a company registered in England & Wales whose company number is 11077042 and whose registered office is at 26 Grosvenor Street, London, United Kingdom, W1K 4QW (the “Consultancy”): and

(3)	DANIELA CECILIO of ########## (the “Executive”).

INTRODUCTION

(A)	The Company wishes to retain the services of the Consultancy and the Consultancy has agreed to provide such services to the Company on the terms set out in this agreement.

AGREED TERMS

1.	Definitions and Interpretation

1.1	In this agreement and the recitals and schedules the following expressions shall have the following meanings:

“Board” means the board of directors of the Company from time to time and includes any committee of the board of directors duly appointed by it;

“Business Day” means any day other than a Saturday or Sunday or any other day which is a public holiday in the place or places at which the transaction in question is being effected or the notice in question is effected;

“Commencement Date” means 1st November 2017;

“Group” means the Company and its Group Members;

“Group Member” means the Company and any “group undertaking” (as defined in section 1161 of the Companies Act 2006) of the Company;

“Intellectual Property Rights” means patents, rights to inventions, registered and unregistered trade and service marks, copyrights, rights in the nature of copyright, registered designs and unregistered design rights, rights in know how and all other intellectual property rights and analogous rights as may exist anywhere in the world for the full term of those rights together with all reversions, revisions, extensions and renewals, all registrations and pending registrations, the benefit of any pending applications for such registrations and the right to apply for registrations or for the protection of such rights and all rights of action, powers or benefits belonging or accrued in relation to such rights (including the right to sue for and recover damages for past infringement);

“Services” means the services specified in clause 4.1 and schedule 1; and

“Termination Date” means the date this agreement terminates for whatever reason.

1.2	In this agreement and the recitals and the schedules:

(a)	reference to any statute or statutory provision includes a reference to that statute or statutory provision as amended, extended or re-enacted and to any regulation, order, instrument or subordinate legislation under the relevant statute or statutory provision;

(b)	reference to the singular includes a reference to the plural and vice versa;

(c)	reference to any recital, clause, clause or schedule is to a recital, clause, clause or schedule (as the case may be) of or to this agreement;

(d)	reference to any gender includes a reference to all other genders;

(e)	references to persons in this agreement include bodies corporate, unincorporated associations and partnerships and any reference to any party who is an individual is also deemed to include their respective legal personal representative(s); and

(f)	the headings to clauses are for convenience only and shall not affect the construction or interpretation of this agreement.

2.	Engagement

The Company agrees to engage the Consultancy for the provision of the Services and the Consultancy agrees to provide the Services through its employee the Executive on the terms and conditions set out in this agreement.

3.	Term

This agreement shall commence on the Commencement Date and shall continue for a period of twelve months unless and until terminated by either the Company or the Consultancy giving to the other no less than one week’s written notice.

4.	Services

4.1	With effect from the Commencement Date, the Consultancy shall provide the Services to the Company and to any Group Member as directed by the Company and such other services consistent with the Services as may from time to time be vested in or assigned to it by the Board whether for a specific purpose as determined by the Board or to provide the Services generally. The specific terms of the Services to be provided are set out in schedule 1 to this agreement.

4.2	The Consultancy shall provide the Services through its employee, the Executive. The Consultancy shall procure that the Executive, when providing the Services, shall devote her full time, knowledge, skill and care to the provision of the Services. The Consultancy may, with the prior written approval of the Company and subject to the following proviso, appoint a suitably qualified and skilled substitute for the Executive (the “Substitute”), provided that the Substitute shall be required to enter into direct undertakings with the Company, including with regard to confidentiality. If the Company accepts the Substitute, the Consultancy shall continue to invoice the Company in accordance with clause 5 and shall be responsible for the remuneration of the Substitute.

4.3	The Services shall be provided for such hours and at such places as are necessary for the proper performance of the Seryices.

4.4	Without prejudice to the provisions of clause 4.1, the Consultancy may use another person, firm, company or organisation to perform any administrative, clerical or secretarial functions which are reasonably incidental to the provision of the Services provided that the Company will not be liable to bear the cost of such functions.

4.5	It is agreed between the parties that the Consultancy, through its employee the Executive, shall not be required to provide the Services at such times (up to a maximum of five weeks in any calendar year) as the Executive is on holiday, such holiday to be taken at times agreed in writing with the Company.

4.6	The Consultancy and the Executive undertake that:

(a)	the Consultancy and the Executive shall promptly give to the Board or to whomsoever the Board may lawfully direct (in writing if so requested) all such information and reports as it may reasonably require in connection with matters relating to the provision of the Services or the business of the Company or any Group Member;

(b)	the Consultancy and the Executive shall comply with all reasonable standards of safety, take due regard and comply with the safety regulations of the Company and of any Group Member and all relevant statutory provisions which may be in force from time to time, and report to the Company any incident which could give rise to any unsafe working conditions or practices;

(c)	the Executive shall comply with the Company’s policies on social media, use of information and communication systems; anti-harassment and bullying; travel; and any other procedures and policies which are notified as applying to the Executive from time to time;

(d)	the Consultancy and the Executive shall take all reasonable steps to offer to the Company any opportunities of which the Consultancy or the Executive become aware of during the term of this agreement which relate to the business of the Company or any Group Member or which might reasonably be of benefit to the Company or any Group Member. Such offer should be made to the Company as soon as practicable after the same shall have come to the Consultancy or the Executive’s knowledge and in any event before the same shall have been offered by the Consultancy or the Executive to any other party;

(e)	the Executive shall travel to such places (whether within or outside the United Kingdom) and in such manner and on such occasions as the Board may from time to time require in connection with the provision of the Services;

(f)	neither the Consultancy nor the Executive shall at any time during the term of this agreement or thereafter make or cause or permit to be made any untrue or misleading statement in relation to the provision of the Services or any products or services designed, manufactured, distributed or provided by the Company or by any Group Member or in relation to any Group Member;

(g)	neither the Consultancy nor the Executive shall at any time during the term of this agreement or thereafter do or say anything which damages or which could reasonably be expected to damage the interests or reputation of the Company or its officers, employees, agents or consultants or any Group Member or its officers, employees, agents or consultants;

(h)	the Consultancy and the Executive shall ensure that the time committed by the Executive to the provision of the Services is accurately recorded to the satisfaction of the Company;

(i)	they will comply with all applicable laws, regulations, codes and sanctions relating to anti-bribery and anti-corruption including but not limited to the Bribery Act 2010 (“Relevant Requirements”);

(j)	they will not engage in any activity, practice or conduct which would constitute an offence under the Bribery Act 2010 if such activity, practice or conduct had been carried out in the UK;

(k)	they will comply with the Company’s Anti-bribery and Anti-corruption Policies from time to time (“Relevant Policies”);

(l)	they have and shall maintain in place throughout the term of this agreement their own policies and procedures, including but not limited to adequate procedures under the Bribery Act 2010, to ensure compliance with the Relevant Requirements, Relevant Policies and clause 4.6(h), and will enforce them where appropriate;

(m)	they will immediately notify the Company if a foreign public official becomes an officer or employee of the Consultancy or acquires a direct or indirect interest in the Consultancy (and the Consultancy warrants that it has no foreign public officials as officers, employees or direct or indirect owners at the date of this agreement); and

(n)	they will ensure that all persons associated with the Consultancy or other persons who are performing services or providing goods in connection with this agreement comply with this clause 4.6.

4.7	If written notice pursuant to clause 13 is given by the Company to the Consultancy to terminate this agreement the Company may notwithstanding any other terms of this agreement:

(a)	require the Consultancy through its employee the Executive to perform such services as the Company may designate so long as such services are not demeaning; or

(b)	require no services to be performed under this agreement,

until the expiry of the notice period on condition that the Company will continue to pay the Fee to the Consultancy in accordance with clause 5.1.

4.8	The Consultancy shall not be obliged to make the services of the Executive available to the Company when the Executive is unable to work due to illness or injury provided that in the event of the Executive’s illness or injury the Consultancy shall advise the Company of such illness or injury as soon as is reasonably practicable, giving details of the illness or injury and its likely duration and, if required by the Company, providing a medical certificate in respect of the Executive. No fee shall be payable in accordance with clause 5 in respect of any period during which the Services are not provided.

5.	Fees

5.1	The Company shall (subject to receipt by the Company of appropriate invoices in accordance with clause 5.2) pay to the Consultancy a fee at the rate of £700 per day exclusive of Value Added Tax (the “Fee”).

5.2	The Fee shall accrue from day to day (Business Days only to be included) during the month in which the Services are provided and be payable on the last Business Day of every month. Payment of the Fee shall only be made by the Company on receipt from the Consultancy of an appropriate invoice for this purpose. Invoices should be sent to ##########@farfetch.com, marked for the attention of Matt Hann.

5.3	Payment in full or in part of the fees claimed under this clause 5 or any expenses claimed under clause 6 shall be without prejudice to any claims or rights of the Company or any Group Member against the Consultancy or the Executive in respect of the provision of the Services.

6.	Expenses

6.1	The Company will reimburse to the Consultancy all reasonable travelling, hotel, entertainment and other out-of-pocket expenses which the Consultancy through its employee the Executive may from time to time reasonably and properly incur in connection with the provision of the Services provided always that:

(a)	such expenses have been agreed in advance and that no such expenses will be paid until receipt by the Company of the written statements referred to in clause 6.2;

(b)	no single expense in excess of £200 shall be incurred without the prior written consent of the Board; and

(c)	all travel shall be booked through the Farfetch travel service in accordance with the Farfetch travel policy in place from time to time.

6.2	Expenses should be set out in written statements (accompanied by the relevant receipts and vouchers) to be submitted by the Consultancy to the Company as soon as practicable following the last Business Day of the month in which such expenses were incurred.

7.	Other Activities

7.1	During the term of this agreement, nothing in this agreement shall prevent the Consultancy or the Executive from providing services to, or undertaking, any other business or profession or being or becoming an employee, consultancy or agent of any other company, firm or person or assisting or having any financial interest in any other business or profession provided that:

(a)	such activity does not cause a breach of any of the obligations set out in clauses 4 and 8;

(b)	neither the Consultancy nor the Executive shall engage in any such activity if it relates to a business competing or intending to compete with the business of the Company; and

(c)	the Consultancy and the Executive shall give priority to the provision of the Services to the Company over any other business activities undertaken by it during the term of this agreement.

7.2	The Consultancy and the Executive shall immediately disclose to the Company any conflict of interest which arises in relation to the provision of the Services as a result of any present or future appointment, employment or other interest of the Consultancy or the Executive.

8.	Confidential Information and Trade Secrets

8.1	The Consultancy and the Executive acknowledge that in the ordinary course of performing the Services pursuant to this agreement it and she will be exposed to information about the Company’s business and the business of other Group Members and that of its/their suppliers and customers which amounts to a trade secret, is confidential or is commercially sensitive and which may not be readily available to others engaged in a similar business to that of the Company or to other Group Members or to the general public.

8.2	The Consultancy and the Executive shall keep secret and shall not at any time either during this agreement, or after its termination, for whatever reason, use communicate or reveal to any person for its, her or their own or another’s benefit, any secret or confidential information either in whole or in part concerning the business, finances or organisation of the Company or any other Group Member, its or their suppliers or customers which shall have come to its, her or their knowledge during the course of this agreement. The Consultancy and the Executive shall also use their best endeavours to prevent the publication or disclosure of any such information.

8.3	For the purposes of this clause and by way of illustration and not limitation information will prima facie be secret and confidential if it is not in the public domain and relates to:

(a)	raw materials;

(b)	research and developments;

(c)	formulae, formulations;

(d)	methods of treatment, processing, manufacture or production, process and production controls including quality controls;

(e)	suppliers and their production and delivery capabilities;

(f)	customers and details of their particular requirements;

(g)	costings, profit margins, discounts, rebates and other financial information;

(h)	marketing strategies and tactics;

(i)	current activities and current and future plans; or

(j)	the Works (as later defined).

8.4	All documents, including without limitation materials, records, correspondence, diaries, papers, notes, memoranda, facsimiles, computer disks and information on whatever media and wherever located and whether or not confidential or a trade secret created by the Consultancy or the Executive during the course of this Agreement shall be and remain the property of the Company and the Company shall be the absolute beneficial owner of the copyright in any such document.

8.5	The Consultancy and the Executive shall at any time during the continuance of this agreement if so required by the Company, and in the event of the termination of this agreement for whatever reason (whether lawfully or otherwise), immediately surrender to the Company all original and copy documents in their possession, custody or control (including, without limitation, all books, documents, papers, keys, materials) belonging to the Company or to any Group Member or relating to the business of the Company or to any Group Member together with any other property belonging to the Company or to any Group Member.

8.6	The Consultancy and the Executive shall, if requested by the Company, irretrievably delete any information relating to the business of the Company or any member of the Group stored in any magnetic or optical disc or memory and all matter derived from them which is in their possession, custody, care or control outside the premises of the Company or any Group Member and in each case shall produce such evidence of deletion as the Company may require.

8.7	The restrictions and obligations contained in clause 8 shall not apply to:

(a)	any disclosure or case authorised by the Company or required in the ordinary and proper course of the implementation of this agreement or as required by the order of a court of competent jurisdiction or an appropriate regulatory authority; or

(b)	any information which the Consultancy or the Executive can demonstrate was known to the Consultancy or the Executive prior to the commencement of this agreement or is in the public domain otherwise than as a result of a breach of this clause.

9.	Restrictive Covenants

Definitions

9.1	For the purposes of this clause the following words have the following meanings:

“Customer” means any customer or client of the Company in connection with the Restricted Business or any other person, firm or company to whom the Company has presented or approached or with whom the Company has negotiated with a view to that person becoming a customer or client of the Company in connection with the Restricted Business and who became a customer or client within six months following the Termination Date and in each case provided that during the six month period immediately prior to the Termination Date the Consultancy or the Executive has dealt or sought to deal on behalf of the Company or in connection with this agreement with that customer or client or person, firm or company or the Consultancy and/or the Executive has been responsible during such period for the account of or for managing any business relationship with that customer or client or person firm or company;

“Restricted Business” means the business of the Company at the Termination Date but limited to services of a kind with which the Consultancy or the Executive was concerned or involved in the course of this engagement during the six month period immediately prior to the Consultancy ceasing to be engaged or for which the Consultancy or the Executive has been responsible during such period;

“Restricted Person” means any person who has at any time in the period of six months prior to the Termination Date been employed by the Company or who is a consultant to the Company and in either case works in a senior executive or a senior technical or a senior advisory capacity in the Restricted Business and who was known to or worked with the Consultancy or the Executive during that period.

Duties and obligations

9.2	The Consultancy and the Executive acknowledge that:

(a)	their primary duty under this agreement is to ensure the Services referred to in this agreement are provided;

(b)	the information gained by it or her in the provision of the Services is not or may not be known by the general public or by the majority of those engaged in the business of the Company;

(c)	by virtue of this agreement and engagement the Consultancy and the Executive will obtain confidential information as to the business, operations and organisation of the Company including names of customers and their operations which belongs exclusively to and is of substantial value to the Company; and

(d)	the Services to be provided under this agreement are expected to be of a special nature as provided for in schedule 1 to this agreement, and that accordingly the Consultancy and the Executive agree to be bound by this clause 9 in order to protect the legitimate interests of the Company.

Non-solicitation of customers

9.3	Neither the Consultancy nor the Executive shall for a period of six months after the Termination Date either personally in the case of the Executive or by an agent in the case of the Executive and the Consultancy and either on her or its own account or for or in association with any other person directly or indirectly canvass, solicit, approach or seek out or cause to be canvassed, solicited, approached or sought out any Customer for orders or instructions in respect of any goods or services provided or supplied by the Company or substantially similar to such goods or services in connection with the Restricted Business.

Non-dealing with customers

9.4	Neither the Consultancy nor the Executive shall for a period of six months after the Termination Date either personally in the case of the Executive or by an agent in the case of the Executive and the Consultancy and either on her or its own account or by or in association with any other person or otherwise directly or indirectly engage in the Restricted Business with any Customer.

Non-solicitation of Restricted Persons

9.5	Neither the Consultancy nor the Executive shall during the term of this agreement, or for a period of six months after the Termination Date either personally in the case of the Executive or by an agent in the case of the Executive and the Consultancy and either on her or its own account or for or in association with any other person directly or indirectly solicit or endeavour to entice away from the Company any Restricted Person or induce any Restricted Person to breach their contract of employment or break their relations or engagement with the Company or encourage a Restricted Person to resign.

Non-interference with supplies

9.6	Neither the Consultancy nor the Executive shall for a period of six months after the Termination Date either personally in the case of the Executive or by an agent in the case of the Executive and the Consultancy and either on her or its own account or for or in association with any other person directly or indirectly interfere or seek to interfere or take such steps as may be likely to interfere with the continuance of supplies to the Company in respect of the Restricted Business (or the terms relating to such supplies) from any supplier or seek to damage the relationship between any supplier and the Company who has supplied goods or services to the Company in the six month period immediately prior to the Termination Date.

Non-competition

9.7	The Consultancy or the Executive shall not for the period of three months after the Termination Date whether directly or indirectly:

(a)	take up or hold any office in connection with any business which is engaged or is intended to be engaged in the Restricted Business;

(b)	take up or hold any post or position which enables or permits the Consultancy and/or the Executive to exercise whether personally in the case of the Executive or by an agent in the case of the Executive and the Consultancy and whether on her or its own account or in association with or for the benefit of any other person either a controlling influence over any business which is engaged or is intended to be engaged in the Restricted Business; or

(c)	take up or hold any employment or consultancy in connection with any business which is engaged or is intended to be engaged in the Restricted Business,

which would have the necessary or probable result of the Consultancy and/or the Executive being engaged in business activities which are the same or similar to the Restricted Business.

9.8	Where, during the period of six months prior to the Termination Date, the Consultancy or the Executive were engaged in or responsible for the business of any member of the Group (each of which member of the Group is hereinafter called “Relevant Company”), in addition to the covenants given in clauses 9.3 to 9.7 the Consultancy and the Consultancy hereby covenant with the Company (which for the purposes of this paragraph shall act as trustee for each Relevant Company) in relation to each of the clauses 9.3 to 9.7 inclusive as if every reference therein to the Company was a reference to the Relevant Company and the definitions of “Customer”, “Restricted Business” and “Restricted Person” in clause 9.1 apply with the substitution of “the Relevant Company” for the Company.

9.9	The Consultancy and the Executive undertake with the Company that it and she will observe any substitute restrictions (in place of those set out in clauses 9.3 to 9.8) as the Company may from time to time specify in writing which are in all respects less restrictive in extent than those specified in clause 9.3 to 9.8.

9.10	If any breach or violation of any of the terms of clauses 9.3 to 9.8 inclusive occurs, the Consultancy and the Executive and the Company agree that damages alone might not compensate for such breach or violation and that in those circumstances injunctive relief would be reasonable and essential to safeguard the interests of the Company and that an injunction in addition to any other remedy may accordingly be obtained by the Company. No waiver of any such breach or violation shall be implied by the fact that the Company for the time being and for whatever reason takes no action in respect of such breach or violation.

9.11	The Consultancy and the Executive fully understand the meaning and effect of the covenants given by them above and acknowledge and accept that such covenants are fair and reasonable in all the circumstances at the time this agreement was made.

10.	Inventions and other Intellectual Property

10.1	The parties foresee that the Executive may make inventions or create other industrial or intellectual property in the course of the provision of the Services.

10.2	Any discovery, development, invention, improvement, design, process, formula, information, computer program, semi-conductor or other topography, copyright work (including drawings, designs, graphics, reports and typographical arrangements), business, or trade name or get-up (whether capable of being patented or registered or not) made, created, devised, developed or discovered by the Executive either alone or with any other person during the course of this agreement or capable of being used or adapted for use by the Company or in connection with the business of the Company (“Works”) shall be disclosed promptly in writing to the Company and shall belong to and be the absolute property of the Company or such Group Member as the Company may direct.

10.3	The Consultancy and the Executive hereby assign with full title guarantee to the Company all existing and future Intellectual Property Rights in the Works. Insofar as they do not vest automatically under this agreement the Consultancy and the Executive agree to hold legal title in such Works on trust for the Company.

10.4	The Executive if and whenever required to do so by the Company shall at the expense of the Company:

(a)	apply or join with the Company in applying for letters patent, registered design, trade mark or other protection or registration in the United Kingdom and in any other part of the world for any Works;

(b)	execute and do all instruments and things necessary for vesting such patents, registered designs, trade marks or other protection or registration when obtained and all right title and interest to and in the same absolutely and as sole beneficial owner in the Company or in such other person as the Company may specify; and

(c)	sign and execute all such documents, and do all such things as the Company may reasonably require in respect of any proceedings in respect of such applications and any publication or application for revocation of such patent, registered designs, trade marks or other protection.

10.5	The Executive hereby irrevocably and unconditionally waives all rights under Chapter IV Copyright, Designs and Patents Act 1988 and any other moral rights which she may have in the Works in connection with her authorship of any existing or future copyright work in the course of the provision of the Services, in whatever part of the world such rights may be enforceable, including, without limitation:

(a)	the right conferred by section 77 of that Act to be identified as the author of any such work; and

(b)	the right conferred by section 80 of that Act not to have any such work subjected to derogatory treatment.

10.6	The Executive irrevocably appoints the Company to be her attorney and in her name and on her behalf to execute and do any such instrument or thing and generally to use her name for the purpose of giving to the Company the full benefit of this clause.

11.	Insurance and Liability

11.1	The Consultancy shall take out and maintain full and comprehensive insurance policies for fraud, wilful default, negligence, infringement of third party intellectual property rights, employers’ liability and public liability in respect of the provision of the Services by the Consultancy and the Executive to the Company under this agreement at a level of cover and on terms reasonably acceptable to the Company and shall notify the insurers of the Company’s interest and shall cause such interest to be noted on the policies. The Consultancy shall supply to the Company on request copies of such policies and evidence that premiums on them have been paid.

11.2	This agreement constitutes a contract for the provision of services and not a contract of employment and accordingly the Consultancy will be fully responsible for the payment of all remuneration payable to and any benefits provided for the Executive under her contract of employment with the Consultancy including any income tax, national insurance and any other form of taxation or social security cost in respect of her remuneration or benefits. The Consultancy and the Executive will jointly and severally indemnify and keep indemnified the Company and each and every Group Member for and in respect of any income tax, value added tax and national insurance and social security contributions and any other liability, loss, damage, cost, expense, deduction, contribution, assessment or claim the Company or any Group Member suffers or incurs as a result of any claims against the Company or any Group Member for such sums and other claims or findings arising out of the Executive being found to be an employee of the Company. The Consultancy and the Executive will further jointly and severally indemnify the Company and each and every Group Member against all reasonable costs and expenses and any penalty, fine or interest incurred or payable by the Company in connection with or in consequence of any further liability, deduction, contribution, assessment or claim including any claim by any third party other than where such liability, deduction or contribution arising out of the assessment or claim or finding arises out of the Company’s negligence or wilful default.

11.3	The Company may at its option satisfy such indemnity referred to in clause 11.2 without prejudice to such indemnity (in whole or in part) by way of deduction from the fees or expenses to be paid by the Company under this agreement. The Company shall be entitled to deduct from any amounts payable to the Consultancy and all amounts so paid or required to be paid by it and, to the extent that any amount of taxes paid or required to be paid by the Consultancy shall exceed the amounts payable by the Company to the Consultancy, the Consultancy shall indemnify the Company in respect of such liability and shall, upon demand, reimburse the Company such excess.

11.4	The Consultancy and the Executive undertake that the Executive will notify HM Revenue & Customs of her fees on her self-assessment return.

12.	Authority and Relationship of the Parties

12.1	The Executive is an employee of the Consultancy and at no time will the Consultancy or the Executive hold the Executive out as being an employee of the Company or any Group Member. Nothing in this agreement shall be construed or have effect as construing any relationship of employer and employee between the Company and the Consultancy or between the Company and the Executive.

12.2	The Consultancy and the Executive shall not assume, create or incur any liability or obligation on behalf of the Company or any Group Member (and acknowledge that neither the Consultancy nor the Executive has the right to do so) save as specifically authorised in writing by the Company.

12.3	The Executive shall not fulfil any management function at the Company other than that allotted to her, nor shall she have authority to give the Company’s employees any instruction.

12.4	The Consultancy and the Executive undertake that neither shall, at any time after the termination of this agreement for whatever reason, either personally in the case of the Executive or by an agent in the case of the Consultant and the Executive, directly or indirectly represent herself or itself, and shall procure that any such agent shall not represent itself, as being in any way connected with or interested in the business of the Company.

12.5	Neither the Consultancy nor the Executive shall assign this agreement to any person nor shall it or she sub-contract or delegate to any person any of her or its responsibilities under this agreement without the prior written consent of the Company.

12.6	None of the parties to this agreement is the partner of any other and nothing in this agreement shall be construed or have effect as rendering the Consultancy or the Executive a partner or an employee of the Company.

13.	Termination

13.1	Without prejudice to the provisions of clause 3 the Company and the Consultancy have the right to terminate this agreement immediately by notice in writing to the other parties and without any liability to make any further payment to the Consultancy (other than in respect of amounts accrued up to termination) upon the happening of any of the following events:

(a)	if there is a material breach by any of the parties to this agreement of any of the covenants, obligations or stipulations to be performed or observed by the Consultancy, by the Executive or the Company under this agreement;

(b)	if the Company or the Consultancy makes a resolution for its winding up, makes an arrangement or composition with its creditors or makes an application to a court of competent jurisdiction for protection from its creditors or an administration or winding-up order is made or an administrator or receiver is appointed in relation to the Consultant Company (other than for the purpose of a reconstruction); or

(c)	if the Executive becomes bankrupt or makes any arrangement with or for the benefit of her creditors or has a county court administration order made against her under the County Court Act 1984.

13.2	The Company shall have the further right to terminate this agreement immediately by notice in writing to the Consultancy upon the happening of any of the following events:

(a)	if the Executive becomes of unsound mind or if while she is a patient within the meaning of the Mental Health Acts (“Acts”) an order shall be made in respect of her property under those Acts or any statutory modification or re-enactment of them;

(b)	notwithstanding clause 4.8 if the Executive is unable properly to provide the Services by reason of ill-health, accident or otherwise for a period or periods aggregating at least 30 Business Days in any one period of 12 months;

(c)	if either the Consultancy or the Executive fails or neglects efficiently and diligently to perform the Services or is guilty or any serious or (after warning) repeated breach of her or its obligations under this agreement (including any consent granted under it); or

(d)	if either the Consultancy or the Executive is guilty of serious misconduct or any other conduct (whether in the performance of the Services or otherwise) which in the reasonable opinion of the Company affects or is likely to affect prejudicially the interests of the Company or any Group Member or if the Consultancy is convicted of an arrestable offence (other than a road traffic offence for which a non-custodial penalty is imposed).

13.3	The rights of the Company under this clause 13 are without prejudice to any other rights that it might have at law to terminate this agreement or to accept any breach of this agreement on the part of the Consultancy or the Executive as having brought the agreement to an end. Any delay by the Company in exercising its rights to terminate shall not constitute a waiver of these rights.

13.4	Clauses 8, 9, 10, 11 and 12 shall survive the termination of the agreement.

14.	Warranties

The	Consultancy and the Executive warrant to the Company that:

(a)	the Consultancy employs the Executive and has available to it the exclusive use of her services; and

(b)	by entering into this agreement and performing the Services, neither the Consultancy nor the Executive shall be in breach of any contract or any other obligation to a third party.

15.	Notices

15.1	Any notice or other written communication to be given under or in connection with this agreement shall be in writing and may be delivered personally or sent by first class post (or by airmail if the party giving the notice is overseas) or by facsimile or by email.

15.2	The address for service of any party shall, in the case of the Company and the Consultancy, be their respective registered offices and, in the case of the Executive, shall be her address as stated in this agreement or, if any other address for service has previously been notified to the server, to the address so notified.

15.3	Any such notice or other written communication shall be deemed to have been served:

(a)	in the case of a corporate addressee if marked for the attention of the managing director;

(b)	if personally delivered, at the time of delivery;

(c)	if posted, at the expiry of two Business Days or in the case of airmail four Business Days after it was posted;

(d)	if sent by facsimile message, at the time of transmission (if sent during normal business hours, that is 9.30 to 17.30 local time) in the place from which it was sent or (if not sent during such normal business hours) at the beginning of the next Business Day in the place from which it was sent;

(e)	if sent by email, at time of delivery to the recipient’s computer.

15.4	In proving such service it shall be sufficient to prove that personal delivery was made or that such notice or other written communication was properly addressed stamped and posted or in the case of a facsimile message that an activity or other report from the sender’s facsimile machine can be produced in respect of the notice or other written communication showing the recipient’s facsimile number and the number of pages transmitted or in the case of email transmission by production of an email delivery receipt showing the recipient’s email address and time and date of delivery of the email to the recipient’s computer.

16.	Data protection

16.1	The Executive consents to the Company holding and processing data relating to her for legal, personnel, administrative and management purposes and in particular to the processing of any “sensitive personal data” (as defined in the Data Protection Act 1998) relating to the Executive including, as appropriate:

(a)	information about the Executive’s physical or mental health or condition in order to monitor sickness absence;

(b)	the Executive’s racial or ethnic origin or religious or similar beliefs in order to monitor compliance with equal opportunities legislation; and

(c)	information relating to any criminal proceedings in which the Executive has been involved for insurance purposes and in order to comply with legal requirements and obligations to third parties.

16.2	The Consultancy and the Executive consent to the Company making such information available to any Group Member, those who provide products or services to the Company and any Group Member such as advisers, regulatory authorities, governmental or quasi governmental organisations and potential purchasers of the Company or the Group or any part of its business.

16.3	The Consultancy and the Executive consent to the transfer of such information to the Company’s and any Group Member’s business contacts outside the European Economic Area in order to further its or their business interests.

16.4	The Consultancy and the Executive shall comply with the Company’s data protection policy and relevant obligations under the Data Protection Act 1998 and associated codes of practice when processing personal data relating to any employee, worker, customer, client, supplier or agent of the Company.

17.	General

17.1	Each party shall bear its own costs incurred in the negotiations leading up to and in the preparation of this agreement and of matters incidental to this agreement.

17.2	No term or provision of this agreement shall be varied or modified by any prior or subsequent statement, conduct or act of any party, except that the parties may amend this agreement only by letter or written instrument signed by all of the parties.

17.3	The headings to the clauses in this agreement and in the schedules are for ease of reference only and shall not form any part of this agreement for the purposes of construction.

17.4	This agreement sets out the entire agreement and understanding between the parties and as from the Commencement Date all other agreements or arrangements between the Company and the Consultancy or between the Company and the Executive relating to the provision of any services by the Consultancy or by the Executive shall cease to have effect.

17.5	The Consultancy and the Company and the Executive confirm that they have not entered into this agreement in reliance upon any representation, warranty or undertaking of any other party which is not set out or referred to in this agreement.

17.6	This agreement may be entered into by the parties to it on separate counterparts, each of which when so executed and delivered shall be an original, but the counterparts shall together constitute one and the same instrument.

17.7	If at any time any term or provision in this agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under any rule of law or enactment, such term or provision or part shall to that extent be deemed not to form part of this agreement, but the enforceability of the remainder of this agreement shall not be affected.

18.	Law and Jurisdiction

This agreement shall be governed by and construed in accordance with English law and the Company and the Consultancy and the Executive agree that any dispute arising under this agreement shall be decided in the English Courts which shall have the sole jurisdiction in any such matter.

This agreement has been executed and delivered as a deed on the date written on the first page.

EXECUTED as a deed by	)
FARFETCH UK LIMITED acting	)
by: Andrew Rotto	)	/s/ Andrew Rotto
Director

in the presence of

Witness:	/s/ Victoria Brathwaite
Name:	VICTORIA BRATHWAITE
Address:	FARFETCH UK LTD,
THE BOWER, 4TH FLOOR
211 OLD STREET, ECIV 9N

EXECUTED as a deed by	)
DCN CONSULTANCY SERVICES	)
LIMITED acting by:	)
Daniela Cecilio		/s/ Daniela Cecilio
Director

in the presence of

Witness:
/s/ Tatiana Ohnyeva
Name:	TATIANA OHNYEVA
Address:	##########
##########
##########

SIGNED as a deed by	)
DANIELA CECILIO	)	/s/ Daniela Cecilio
Daniela Cecilio

in the presence of
Witness:	/s/ Tatiana Ohnyeva
Name:	TATIANA OHNYEVA
Address:	##########
##########
##########

SCHEDULE 1

The Services

1. Fashion Concierge (85% of time)

•	Working with support from FF to define vision for Fashion Concierge within the FF business to include business and tech roadmap for the next 18 months

•	Advising on organisation design and roles to support roadmap and vision

•	Input into P&L to create a framework which aims to hit top line and commission targets while planning on longer term operational leverage through efficiencies driven by technology and scale

•	Aid development of supply network in all appropriate markets to drive sale

•	Help define and implement “push” element of business

•	Help develop US and specific China proposition

2. Browns Matarazzo (15% of time)

•	Work with Browns Matarazzo Farfetch business owner to liaise with Materazzo on scope of work and requirements

•	Build out plan in line with scope of work and advise on strategy setting plus team resource needed for the work

•	Provide consultancy guidance on project as this progresses including roadblocks, change plans and how we measure success